Transactions Subject to 10f-3 Report


Fund	Issuer/Security Description	Issuer in
Operation o3 years* (Y/N)	Cusip	"Offering Type
(US Registered, Eligible Muni, Eligible Foreign, 144A)"
	Offering Date	Trade Date	Shares
Purchased	Unit Price of Offering	Price Paid Per
Unit 	Underwriting Spread	Total Price Paid by Fund
	Firm Commitment Underwriting (Y/N)
	Underwriter From Whom the Fund Purchased
	Total Shares Offered	Total Size of the
Offering	Total Shares Purchased by Sub-adviser
	Total Price Paid by the Fund Plus Total Price
paid For Same Securities Purchased By the Same Sub-
adviser	% of Offering	Listing of ALL Syndicate
members	Affilate lead or co-lead manager? (Y/N)
 Transamerica BlackRock Global Allocation VP	The
Sherwin-Williams Company (2022)	Y
	824348AU0	US Registered	05/02/2017
	05/02/2017	 515,000 	99.938	99.938
	0.600%	 51,468,070 	Y	Citigroup
Global Markets Inc.	$1,250,000,000
	$1,250,000,000 	 40,000,000
	$39,975,200 	0.032	Citigroup Global
Markets Inc., Wells Fargo Securities, LLC, Morgan
Stanley & Co. LLC, PNC Capital Markets LLC, J.P. Morgan
Securities LLC, HSBC Securities (USA) Inc., KeyBanc
Capital Markets Inc., RBC Capital Markets, LLC, SunTrust
Robinson Humphrey, Inc., U.S. Bancorp Investments,
Inc.	N
 Transamerica BlackRock Global Allocation VP	The
Sherwin-Williams Company (2020)	Y
	824348AT3	US Registered	05/02/2017
	05/02/2017	 890,000 	99.997	99.997
	0.400%	 88,997,330 	Y	Citigroup
Global Markets Inc.	$1,500,000,000
	$1,500,000,000 	 154,408,000
	$154,403,368 	0.103	Citigroup Global
Markets Inc., Wells Fargo Securities, LLC, Morgan
Stanley & Co. LLC, PNC Capital Markets LLC, J.P. Morgan
Securities LLC, HSBC Securities (USA) Inc., KeyBanc
Capital Markets Inc., RBC Capital Markets, LLC, SunTrust
Robinson Humphrey, Inc., U.S. Bancorp Investments,
Inc.	N

1) The Sub-Adviser has no reasonable cause to believe that the underwriting commission, spread or profit is NOT reasonable and fair comparied to underwritings of similar securities during a comparable period of time.
In determining which securities are comparable, the Sub-Adviser has considered the factors set forth in the Fund's 10f-3 procedures.

2) For munis purchased from syndicate manager, initial
to confirm that the purcahse was not designated as a
group sale 			INITIAL	Gwen Fleming

3) If affiliate was lead or co-lead manager the instruction "The Sub-adviser's affiliate cannot receive any credit for the securities purchased on behalf of the Fund." was give to the syndicate brokers.

	INITIAL	Gwen Fleming

	Sub-Adviser certification

* Not applicable to munis. In the case of munis (a) they must be sufficiently liquid that they can be sold at or near their carrying value within a reasonably short period of time and (b) either: (i) they must be subject to no grater than moderate credit risk; or (ii) if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, they must be subject to a minimal or low amount of credit risk.